                                                                     Exhibit 21.

          Subsidiaries of the Registrant.
          ------------------------------

Name of Subsidiary         Jurisdiction of Organization        Year of Formation
------------------         ----------------------------        -----------------
Team Graphics, Inc.                  Delaware                         1996
Polychem Corporation                 Delaware                         1995
Princeton Academic Press, Inc.       Delaware                         1993
Centennial Printing Corporation      Delaware                         1977
Ivy-Tygart Acquisition Corp.         Delaware                         1996
Lavelle Company                      Delaware                         1996
Wickersham Printing Company, Inc.    Pennsylvania                     1968